Exhibit 23(a)


                     CONSENT OF INDEPENDANT ACCOUNTANTS


          We hereby consent to the incorporation by refence in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated January 21, 1993, which appears on page 39 of the 1992 Annual Report to Shareholders of Bristol-Myers Squibb Company, which is incorporated by reference in Bristol-Myers Squibb Company's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 17 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse
PRICE WATERHOUSE



New York, New York
March 15, 1994